As filed with the Securities and Exchange Commission on October 9, 2003

Registration No. 333- 53692

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE

AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Novatel Wireless, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-0824673
(State or other jurisdiction Of incorporation or organization)	(I.R.S. Employer Identification)

9255 Towne Centre Drive

San Diego, California 92121

(858) 320-8800

(Address of principal executive offices, including zip code, and phone number, including area code)

2000 EMPLOYEE STOCK PURCHASE PLAN

AMENDED AND RESTATED 1997 EMPLOYEE STOCK OPTION PLAN

2000 STOCK INCENTIVE PLAN

(FULL TITLE OF THE PLANS)

Melvin L. Flowers,

Senior Vice President, Finance, Chief Financial Officer and Secretary

9255 Towne Centre Drive

San Diego, California 92121

(858) 320-8800

(Name, address, including zip code, telephone number, including area code, of Agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $.001 per share	4,222,743 shares	$3.59	$15,159,647.37	$1,226.42

(1)	The registrant previously filed a registration statement on Form S-8 (File No. 333-53692), on January 12, 2001, in order to register 1,153,182 shares of common stock (as adjusted to reflect the Company’s 1-for-15 reverse stock split), subject to annual adjustment and subject to adjustment in the event of stock splits and other similar events. This filing is solely to register 4,222,743 additional shares, which may be issued pursuant to the amended and restated 2000 Stock Incentive Plan.

(2)	Estimated solely for the purposes of calculating the registration fee. In accordance with Rules 457(c) and (h), the price shown is based upon (i) 2,869,389 shares offered pursuant to options currently outstanding which are exercisable, when vested, at the following prices: 3,000 shares at $2.47, 2,775,389 shares at $2.65 per share, 5,000 shares at $3.30, 85,000 shares at $4.50 per share, and 1,000 shares at $5.46 (ii) 1,353,354 shares reserved for issuance upon exercise of options which may be granted in the future at the proposed offering price of $5.46 which has been determined based upon the average of the high and low prices reported for the Registrant’s Common Stock on The Nasdaq SmallCap Market on October 2, 2003 .

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Novatel Wireless, Inc. (the “Company” or the “Registrant”) hereby incorporates by reference in this registration statement the following documents:

(a) The Company’s latest annual report on Form 10-K and 10-K/A filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year ended December 31, 2002 as filed with the Securities and Exchange Commission on March 31, 2003 and April 30, 2003.

(b)

•	our quarterly report on Form 10-Q, filed on May 15, 2003;

•	our quarterly report on Form 10-Q, filed on August 14, 2003;

•	our current reports on Form 8-K, filed on May 9, 2003 and July 30, 2003; and

•	the description of our capital stock contained in our registration statements filed on Form S-1 on July 28, 2000, as amended, on Form S-3 on January 22, 2002, as amended, on Form S-3 on October 18, 2002, as amended, and on Form S-3 on September 30, 2003, including any amendment or report filed for the purpose of updating that description.

We have filed a registration statement on Form S-8 with the SEC relating to the shares of common stock covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Novatel Wireless, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the document.

(c) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4.	Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

The validity of the common stock offered hereby will be passed upon for the Company by Patrick T. Waters, the Company’s General Counsel. Mr. Waters owns 540 shares of the Company’s common stock and holds options to purchase 106,666 shares of common stock.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporations’ board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article XIV of our amended and restated certificate of incorporation and Article VI of our bylaws provide for maximum extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our officers and directors. Our amended and restated certificate of incorporation provides that subject to Delaware law, our directors will not be personally liable for monetary damages awarded as a result of a breach of their fiduciary duty owed to Novatel Wireless, Inc. and its stockholders. This provision does not eliminate our directors’ fiduciary duty and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.

The Registrant’s 2000 Stock Incentive Plan contains indemnification provisions indemnifying the board of directors, and the committee appointed by the board to administer the plan, for any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the board of directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to administration of the plan, except those involving gross negligence or willful misconduct.

Item 7.	Exemption From Registration Claimed

Inapplicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, as of the 9th day of October, 2003.

NOVATEL WIRELESS, INC.

By:	/s/ MELVIN L. FLOWERS

Melvin L. Flowers Senior Vice President, Finance, Chief Financial Officer, Principal Accounting Officer and Secretary

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints Peter Leparulo and Melvin L. Flowers and each of them severally, as his true and lawful attorney-in-fact and agent, to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendment, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, to this registration statement, and the registrant hereby also appoints each such person as its attorney-in-fact and agent with like authority to sign and file any such amendments in its name and behalf.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on the 9th day of October, 2003.

Signature	Title

/s/ PETER V. LEPARULO Peter V. Leparulo	Chief Executive Officer (Principal Executive Officer and Director)

/s/ MELVIN L. FLOWERS Melvin L. Flowers	Senior Vice President, Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

/s/ ROBERT GETZ Robert Getz	Director

/s/ PENG K. LIM Peng K. Lim	Director

/s/ DAVID S. OROS David S. Oros	Director

/s/ DANIEL E. PITTARD Daniel E. Pittard	Director

/s/ HORST PUDWILL Horst Pudwill	Director

/s/ MARK ROSSI Mark Rossi	Director

/s/ STEVEN SHERMAN Steven Sherman	Director

EXHIBIT INDEX

4.1	Reference is made to Registrant’s registration statement No. 000-31659 on Form 8-A(12) (g), together with any exhibits thereto, which are incorporated herein by reference pursuant to Item 3(b) to this registration statement.

5	Opinion re: legality

23.1	Consent of In-House Counsel (included in Exhibit 5)

23.2	Consent of KPMG LLP

23.3	Notice Regarding Consent of Arthur Andersen LLP

24	Power of Attorney (included in signature page to this registration statement)